Exhibit 99.1

Hyperion Therapeutics Announces Second Quarter 2012 Operating Results

South San Francisco, CA – September 6, 2012 – Hyperion Therapeutics, Inc. (NasdaqGM: HPTX) today reported consolidated financial results for the second quarter of 2012.

The company reported cash and cash equivalents of $7.3 million as of June 30, 2012. Subsequent to the end of the quarter, on July 31, 2012, the company successfully closed its initial public offering and the underwriters exercised their over-allotment option in full raising proceeds, net of underwriter discounts, of $53.5 million. The company intends to use the proceeds primarily for the potential launch of its first drug, Ravicti™ (glycerol phenylbutyrate).

According to Chief Executive Officer, Donald J. Santel, “Having a completed IPO makes us well positioned for the potential approval and launch of Ravicti. We believe Ravicti offers meaningful benefits over the only product currently FDA-approved for the treatment of the most prevalent urea cycle disorders, or UCD. With the Prescription Drug User Fee Act (PDUFA) target action decision date on the New Drug Application for Ravicti now January 23, 2013, we are actively planning for launch, and are looking forward to bringing this important potential new drug to the UCD community.”

Research and development expenses for the quarter ended June 30, 2012 were $2.7 million, compared to $4.6 million for the quarter ended June 30, 2011. The decrease was primarily due to reduced clinical development and consulting costs related to the company’s hepatic encephalopathy (HE) Phase II trial which was largely enrolled in the fourth quarter of 2011 and completion of the long term safety extension trial in adults with UCD which occurred in 2011.

General and administrative expenses for the quarter ended June 30, 2012 were $1.5 million, compared to $2.5 million for the quarter ended June 30, 2011. The decrease was primarily due to decreases in professional and consulting fees related to a planned financing in 2011 as well as certain non-recurring legal expenses incurred in 2011.

Selling and marketing expenses for the quarter ended June 30, 2012 were $0.6 million, compared to $0.2 million for the quarter ended June 30, 2011. The increase was primarily due to increases in consulting fees and personnel costs as we prepare for the potential commercialization of Ravicti in UCD.

About Hyperion Therapeutics

Hyperion Therapeutics, Inc. is a biopharmaceutical company focused on the development and commercialization of novel therapeutics to treat disorders in the areas of orphan diseases and hepatology. Hyperion Therapeutics is developing Ravicti™ (glycerol phenylbutyrate) for two orphan indications: urea cycle disorders and hepatic encephalopathy.

Forward-Looking Statements:

To the extent that statements contained in this press release are not descriptions of historical facts regarding Hyperion, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” ”anticipate,” “estimate,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements regarding our expectations regarding the timing of any commercial launch of Ravicti as well as the use of the initial public offering proceeds. Forward-looking statements in this release involve substantial risks and uncertainties that could cause future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, risks related to: the uncertain clinical development process; that the U.S. Food and Drug Administration may not be satisfied with preclinical data, including carcinogenicity data; the ability to obtain, and timing of, regulatory approval of Ravicti for the treatment of UCD or the success and timing of commercialization efforts; the fact that the patient population suffering from UCD is small and has not been established with precision; the ability to obtain adequate clinical supplies of Ravicti; and the ability to raise sufficient capital to complete the development and commercialize Ravicti in UCD. Hyperion undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the company in general, see the company’s prospectus dated July 25, 2012, filed with the Securities and Exchange Commission.

Hyperion Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Operating expenses
Research and development	$2,732	$4,632	$11,640	$8,932
General and administrative	1,469	2,488	3,540	3,849
Selling and marketing	554	217	800	467

Total operating expenses	4,755	7,337	15,980	13,248

Loss from operations	(4,755)	(7,337)	(15,980)	(13,248)
Interest income	3	10	7	14
Interest expense	(1,282)	(849)	(2,322)	(849)
Other income (expense), net	(1,128)	52	(753)	52

Net loss attributable to common stockholders	$(7,162)	$(8,124)	$(19,048)	$(14,031)

Net loss per share attributable to common stockholders:
Basic and diluted	$(15.26)	$(17.31)	$(40.59)	$(29.90)

Weighted average number of shares used to compute net loss per share of common stock:
Basic and diluted	469,319	469,319	469,319	469,319

Hyperion Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2012	December 31, 2011
Assets
Current assets
Cash and cash equivalents	$7,299	$7,018
Prepaid expenses and other current assets	436	741
Restricted cash	—	305

Total current assets	7,735	8,064
Deferred offering costs	1,375	—
Property and equipment, net	25	19
Restricted cash	—	25
Other non-current assets	447	34

Total assets	$9,582	$8,142

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities
Accounts payable	$1,955	$1,887
Accrued liabilities	4,329	3,310
Call option liability	—	737
Convertible notes payable	31,153	23,412
Notes payable, current portion	1,705	—

Total current liabilities	39,142	29,346
Warrants liability	4,566	2,574
Notes payable, net of current portion	7,651	—

Total liabilities	51,359	31,920

Convertible preferred stock	58,326	58,326

Stockholders’ deficit:
Common stock	—	—
Additional paid-in capital	25,679	24,630
Deficit accumulated during the development stage	(125,782)	(106,734)

Total stockholders’ deficit	(100,103)	(82,104)

Total liabilities, convertible preferred stock and stockholders’ deficit	$9,582	$8,142

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Contact:

Shari Annes, Investor Relations

Cell: 650 888 0902

sannes@annesassociates.com